Exhibit 99.2

FOR IMMEDIATE RELEASE

Willdan Acquires Data Analytics Firm Integral Analytics

ANAHEIM, Calif. — August 3, 2017 — Willdan Group, Inc. (NASDAQ: WLDN) today announced the acquisition of Integral Analytics, Inc. (IA), a data analytics and software company, which closed on July 28, 2017.  IA is a recognized leader in data analytics that help utility managers evaluate, plan and dispatch electricity resources more effectively.  IA’s software solutions are designed to solve problems arising from the transformation of an electric grid facing increasing growth in distributed energy resources, such as solar and electric vehicles.

“We believe the addition of IA’s capabilities will significantly improve our ability to target locational energy savings and microgrids, and can provide us with a clear technical advantage on energy efficiency programs,” said Tom Brisbin, Willdan’s CEO and Chairman.  “Cloud supercomputing has enabled IA to deliver its energy optimization technologies in a way that has not been previously possible.  When combined with the significant investments that utilities have made in data collection, IA can synthesize terabytes of data into analysis utilized for more granular load forecasting, capital expenditure planning and electrical efficiency targeting to optimize distributed resources and guide operations.  IA’s solutions assist utilities effectively harness the power of renewables and energy storage to help them provide lower cost power reliably.  IA’s solutions generally reduce the annual distribution capital budget of utilities by three to ten percent.”

“Being part of Willdan will improve the resources available to IA, our customers and our strategic partners, as well as providing new avenues for IA software to solve increasingly complex challenges in markets we have yet to reach,” said Dr. Tom Osterhus, Integral Analytics founder.  “Customers embrace IA solutions as the core application needed to bridge utility planning, operations, energy efficiency and distributed energy resources.”

IA’s customers include municipal systems and some of the largest investor-owned utilities in North America, with applications used by utilities in regulatory proceedings in over 30 states.  IA is a 2016 Greentech Media Grid Edge Awardee and 2015 Fierce SmartGridNews winner of Best Innovation in Big Data and Analytics.  Headquartered in Cincinnati, Ohio, IA was founded in 2005.

Willdan expects that the IA acquisition will not affect the Company’s 2017 revenue or earnings per share forecast.  In 2018, Willdan expects that the acquisition will add approximately $10 million revenue and be accretive to earnings per share by approximately 12 cents.

About Integral Analytics

Integral Analytics (IA) software products (LoadSEER, IDROP and DSMore) merge economics and engineering to provide statistically-robust forecasting and analytics by which utilities and distributed energy resource owners make optimized financial and engineering decisions.  More information is available at:  www.integralanalytics.com.

About Willdan

Willdan provides professional technical and consulting services to utilities, public agencies and private industry throughout the United States.  Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting and national preparedness.  Willdan provides integrated technical solutions to extend the reach and resources of its clients and provides all services through its subsidiaries specialized in each segment.  For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits to Willdan of the IA acquisition and the expected impact of the IA acquisition on Willdan’s earnings per share. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, inability to integrate recent acquisitions, including its recent acquisition of IA, a slowdown in the local and regional economies of the states where Willdan conducts business, Willdan’s inability to successfully implement its tax strategy and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2016 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contacts:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

714-940-6300

smclaughlin@willdan.com

or

Investor/Media Contact
Financial Profiles, Inc.
Tony Rossi, 310-622-8221
trossi@finprofiles.com